EXHIBIT 4.1


              EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETE AGREEMENT
              -----------------------------------------------------


This Employment Agreement is made by and between Connect Paging, Inc., a Texas corporation d/b/a Get A Phone, (the "Company"), and Brandon Young (the "Employee"), and is effective as of May 1, 2004 (the "Effective Date").

     WHEREAS, concurrently with the execution of this Agreement, USURF America, Inc., a Nevada corporation ("USURF"), has acquired all of the issued and outstanding common stock of the Company, pursuant to that certain Stock Purchase Agreement, dated April 20, 2004 (the "Purchase Agreement");

     WHEREAS, on the date of the Purchase Agreement, the Employee was a stockholder of the Company, and, immediately prior to the execution of this Agreement, was employed by, and a key executive of, the Company;

     WHEREAS, the Company desires to retain Employee and the Employee is willing to accept and continue his employment with the Company, under the terms and conditions set forth in this Agreement;

     THEREFORE, the parties agree as follows:

     1. Employment; Term. The Company hereby employs the Employee as Secretary on the terms set forth herein for a period of two (2) years from the Effective Date, and the Employee hereby accepts such employment.

     2. Duties. The Employee will render services to Company in such executive, supervisory and general administrative capacities as the Board of Directors of the Company shall from time to time determine. Without limiting the foregoing, the Employee's duties will generally consist of the duties specified in the Bylaws of the Company, which may be amended from time to time by the Company's Board of Directors. The office of the Company, as identified above, will constitute the Employee's base of operations; provided, however, that Employee will render services away from the office on a temporary basis and travel on a temporary basis but in no event more than three (3) days in any calendar month wherever the Company may reasonably require. In connection with all such trips, the Employee will be advanced or reimbursed for all reasonable travel and living expenses provided the Employee submits appropriate documentation for such expenses satisfactory to the Company. If elected a director or officer of the Company or of any affiliate of the Company, the Employee will serve in that capacity without compensation other than as expressly provided in this Agreement. In no event will Company, without the written consent of Employee, transfer Employee to USURF or any of its affiliates, parents or subsidiaries or require Employee to provide the duties described herein to any other entity other than Company. In no event shall Employer, without written consent of Employee, require Employee to relocate outside the Dallas/Ft. Worth area.

     3. Exclusivity. During the term of this Agreement, Employee will devote all of his working time to performing his duties under this Agreement, and during his employment with the Company, the Employee will not (i) act for his own account in any manner which is Directly Competitive (as defined herein) with any of the business of the Company or which would interfere with the performance of his duties under this Agreement, or (ii) serve as an officer, director or employee of or paid advisor to any other business entity with the exception of Extel Enterprises Incorporated and Express Cash and Phone, Inc., or (iii) invest


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or have any financial interest, direct or indirect, in any business that is
Directly Competitive with any of the business of the Company, provided, however, that notwithstanding the foregoing, the Employee may own up to 1% of the outstanding equity securities of any company engaged in any such competitive business whose shares are listed on a national securities exchange or regularly quoted in an over-the-counter market by one or more members of a national or an affiliated securities association. The Employee will be deemed to have an indirect financial interest in any business in which any of the following has any financial interest: the Employee's spouse; any lineal descendant or ancestor of the Employee; any brother or sister of the Employee; and any child (but not grandchild) of any such brother or sister. Notwithstanding the foregoing, Employee is authorized to retain his ownership and position on the Board of Directors and employment, as the case may be, in Extel Enterprises, Inc. and Express Cash and Phone, Inc. (collectively, the "Excepted Entities") for the sole purpose of maintaining the Excepted Entities in good standing under the laws of the State of Texas; provided that Employee's continued involvement in the Excepted Entities does not materially interfere with the performance of his duties under this Agreement. For the purposes of this Section 3, the term Directly Competitive shall mean engaging in any business in which the Company is engaged at any time during the term of this Agreement.

     4. Compensation.

          4.1 Signing Bonus. In consideration of, and as an inducement for, Employee's executing this Employment Agreement, USURF shall issue to Employee, as a bonus, 1,000,000 shares of its $.0001 par value common stock. It is agreed by Employer and Employee that such bonus shares shall be valued at $.09 per share, or $90,000, in the aggregate.

          USURF agrees that the shares to be issued to Employee pursuant to this Employment Agreement shall be issued to Employee and registered under a Form S-8 Registration Statement filed in connection with this Employment Agreement. Upon issuance, the shares shall be duly registered under the Securities Act of 1933, as amended, and shall be freely tradable in the markets of the United States.

          4.2 Salary. During the first two (2) years of his employment, the Company will pay the Employee a salary at the rate of One Hundred Twenty Thousand and No/100 Dollars ($120,000.00) per year in equal, semi-monthly installments. Thereafter the Company will review the Employee's salary at least annually, but, in any event, although the Company may increase, decrease or not change the Employee's salary, his salary will not at any time be less than $120,000.00 per year payable in equal, semi-monthly installments. The Employee will not be entitled to overtime or other additional compensation as a result of services performed during evenings, weekends, holidays or at other times.

          4.3 Additional Compensation. Employee will be entitled to additional compensation pursuant to the following ("Stock Compensation"):

               (a) if, at any time during the term of this Agreement, the Company maintains an aggregate average of 45,000 customers and maintains such aggregate average for a period of ninety (90) consecutive days, Company shall cause to be delivered to Employee 1,111,111 shares of $0.0001 par value common stock of USURF; and


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               (b) if, at any time during the term of this Agreement, the
Company maintains an aggregate average of 85,000 customers and maintains such aggregate average for a period of ninety (90) consecutive days, Company shall cause to be delivered to Employee 1,111,111 shares of $0.0001 par value common stock of USURF;

               provided, however, that no portion of the Stock Compensation shall be payable to the Employee unless Employee is a fulltime employees of GAP or other affiliate of Company at time each of the benchmark customer levels are obtained; and provided further that any customers who receive service at a discount rate shall not be counted in determining the benchmark customer levels described in subparagraphs (i) and (ii) above, unless the discount rate has been pre-approved in writing by the President of Company.

               (c) Company agrees to execute a Registration Rights Agreement with Employee granting Employee demand and piggyback registration rights in connection with all Stock Compensation issued to Employee under the terms of this Employment Agreement.

          4.4 Deductions. The Company will deduct and withhold from any compensation payable to the Employee under this Agreement such amounts as the Company is required to deduct and withhold by federal or state law. The Company may also deduct and withhold from any such compensation, to the extent permitted by law, such amounts as the Employee may owe to the Company.

     5. Expenses. The Company will reimburse the Employee for all proper, normal and reasonable expenses incurred by the Employee in performing his obligations under this Agreement upon the Employee's furnishing the Company with satisfactory evidence of such expenditures. The Employee will not incur any expenditures in excess of $2,000.00 without the Company's prior written approval. Without limiting the foregoing, the Employee will not, without the Company's prior written approval, incur any travel expenses (including the cost of transportation, meals and lodging) in excess of $2,000.00 in the aggregate for any one trip.

     6. Benefits.

          6.1 Insurance. The Company will provide the Employee, at the Company's expense, with medical and other insurance which is not less favorable than that which is provided to any other employee of the Company in a similarly situated job position.

          6.2 Vacation. The Employee will be entitled to three (3) weeks paid vacation during each calendar year (January 1 to December 31) in addition to any holidays which the Company observes. Vacation time must be used during each calendar year; if it is not used, it will be forfeited. No payment will be made for unused vacation time.

          6.3 Absences. The Employee's salary and other rights and benefits under this Agreement will not be suspended or terminated because the Employee is absent from work due to illness, accident or other disability; but the Company may deduct from the Employee's salary under Section 4.1 any payment received by the Employee under any disability insurance which the Company provides the Employee pursuant to Section 6.1. The provisions of this Section 6.3 will not limit or affect the rights of the Company under Section 7.

     7. Death and Disability.

          7.1 Death. If the Employee dies prior to expiration of the term of his employment, all obligations of the Company to the Employee will cease as of the date of the Employee's death; provided, however, this Section shall not apply to any amounts owed to Employee pursuant to Section 4.2 above.


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          7.2 Disability. If the Employee is unable to perform substantially all of his duties under this Agreement because of illness, accident or other disability (collectively referred to as "Disability"), and the Disability continues for more than three consecutive months or an aggregate of more than six months during any twelve-month period, then the Company may suspend its obligations to the Employee under Section 4.1 on or after the expiration of such three or twelve-month period until the Company terminates such suspension as hereinafter provided. The Company will terminate any such suspension after the Disability has, in fact, ended and after it has received written notice from the Employee that the Disability has ended and that he is ready, willing and able to perform fully his services under this Agreement. Termination of such suspension will be no later than one week after the Company has received such notice from the Employee. If any one or more periods of suspension continue pursuant to the provisions of this Section for three consecutive months or six months in the aggregate, then the Company may at any time prior to termination of the then current period of suspension, terminate the Employee's employment hereunder.

If the Employee or the Company asserts at any time that the Employee is suffering a Disability, the Company may cause the Employee to be examined, at the sole cost and expense of Company, by a doctor or doctors selected by the Company, and the Employee will submit to all required examinations and will cooperate fully with such doctor or doctors and, if requested to do so, will make available to them his medical records.

     8. Termination.

          8.1 Just Cause. Company agrees not to terminate this Agreement except for "just cause", and agrees to give Employee written notice of acts or events constituting "just cause." Employee has the right to cure, if possible, within thirty (30) days of Company's giving of such notice, the acts, events or conditions which led to Company's notice. For purposes of this Agreement, "just cause" shall mean (1) the willful failure or refusal of Employee to implement or follow the written policies or directions of Company's Board of Directors, provided that Employee's failure or refusal is not based upon Employee's belief in good faith, as expressed to Company in writing, that the implementation thereof would be unlawful, (2) conduct which is inconsistent with Employee's position with Company or which results in an adverse effect (financial or otherwise) or misappropriation of assets of Company, (3) conduct which violates any provision of this Agreement, and (4) any act involving personal dishonesty or criminal conduct against Company.

          8.2 Employee Remedies. Although Company retains the right to terminate Employee for any reason not specified above, Company agrees that if it discharges Employee for any reason other than just cause, as defined above, Employee will be entitled to full compensation under this Agreement, including participation in all benefit programs, for one year or the remainder of the current term, original or renewal, as the case may be, of employment, whichever is greater and the Non-Compete restrictions contained in this Agreement shall be null and void and of no force or effect whatsoever.

          8.3 Voluntary Termination. If Employee should cease his employment hereunder voluntarily for any reason, or is terminated for just cause, all compensation and benefits payable to Employee shall thereupon, without any further writing or act, cease, lapse and be terminated. However, all defined compensation, benefits and reimbursements which accrued prior to Employee's ceasing employment or termination, will become immediately due and payable to Employee and shall be payable to Employee's estate should his employment cease due to death. Should Employee voluntarily cease his employment, Employee retains the right to participate for the period of this Agreement in Employee's medical insurance plan and will be responsible for 100% of the cost of participation.


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     9. Results of Employee's Services.

          9.1 Company Ownership. The Company will be entitled to and will own all the results and proceeds of the Employee's services under this Agreement, including, without limitation, all rights throughout the world to any copyright, patent, trademark or other right and to all ideas, inventions, products, programs, procedures, formats and other materials of any kind created or developed or worked on by the Employee during his employment by the Company; the same shall be the sole and exclusive property of the Company; and the Employee will not have any right, title or interest of any nature or kind therein. Without limiting the foregoing, it will be presumed that any copyright, patent, trademark or other right and any idea, invention, product, program, procedure, format or material created, developed or worked on by the Employee at any time during the term of his employment will be a result or proceed of the Employee's services under this Agreement. The Employee will take such action and execute such documents as the Company may request to warrant and confirm the Company's title to and ownership of all such results and proceeds and to transfer and assign to the Company any rights which the Employee may have therein. The Employee's right to any compensation or other amounts under this Agreement will not constitute a lien on any results or proceeds of the Employee's services under this Agreement.

          9.2 Right to Proceeds. The Company will also own, and promptly on receipt thereof the Employee will pay to the Company, any monies and other proceeds to which the Employee is entitled on account of rights pertaining to any of the Company's products which the Employee acquired before the date of this Agreement.

          9.3 Remedies. The Employee acknowledges that the violation of any of the provisions of Section 9.1 will cause irreparable loss and harm to the Company which cannot be reasonably or adequately compensated by damages in an action at law, and, accordingly, that the Company will be entitled to request in accordance with state law injunctive and other equitable relief to enforce the provisions of that Section; but no action for any such relief shall be deemed to waive the right of the Company to an action for damages.

     10. Use of Employee's Name, Etc. The Company is hereby granted the right, upon written consent of Employee only, during the term of Employee's employment to make use of and to permit others to make use of the Employee's name, pictures, photographs, and other likenesses, and voice, in connection with the advertising, publicity and exploitation of any products, or in connection with the use or implementation of any of the Employee's services hereunder or the proceeds thereof. This right shall continue in perpetuity as a non-exclusive and non-compensable right after termination of his employment for any reason whatsoever including, without limitation, termination by either party for cause or wrongful termination by either party. In no event, however, shall the Employee, directly or indirectly, be represented as endorsing any product or commodity without the Employee's written consent.

     11. Insurance. If the Company desires at any time or from time to time to apply for, in its own name or otherwise, but at its expense, life, health, accident or other insurance covering the Employee, the Company may do so and may take out such insurance for any sum that it deems desirable. The Employee will have no right, title or interest in or to such insurance. The Employee nevertheless will assist the Company in procuring the same by submitting from time to time to the customary medical, physical and other examinations, and by signing such applications, statements and other instruments as any reputable insurer may require.


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     12. Uniqueness of Services. The Employee acknowledges that (i) USURF acquired the stock of Company in reliance on the Employee entering into this Agreement, and (ii) that Employee's services hereunder are of a special, unique, unusual, extraordinary and intellectual character, the loss of which cannot be reasonably or adequately compensated by damages in an action at law. Accordingly, the Company will be entitled to request in accordance with state law injunctive and other equitable relief to prevent or cure any breach or threatened breach of this Agreement by the Employee, but no action for any such relief shall be deemed to waive the right of the Company to an action for damages.

     13. Covenants.

          13.1 Non-disclosure; Confidentiality. Employee acknowledges and agrees as follows:

               (a) In connection with his employment with the Company, Employee may become aware of or familiar with processes, formulae, procedures, information and materials which the Company has spent a great deal of time and money to develop, which are essential to the business of the Company, and which comprise confidential information and trade secrets of the Company (collectively called "Trade Secrets"). The term "Trade Secret" does not include any process, formula, procedure, information or material which is currently in the public domain, currently known by Employee or which hereafter becomes public knowledge in a way that does not involve a breach of an obligation of confidentiality. Notwithstanding the foregoing, Employee acknowledges and agrees that any process, formula, procedure, information or material of which he becomes aware during his employment with the Company is presumed to be a Trade Secret unless the Company advises Employee, in writing, that it is not a Trade Secret.

               (b) Employee will not during the term of his employment with the Company and at all times thereafter, either directly or indirectly, use or disclose to anyone any Trade Secret, except that while Employee is employed by the Company he may use Trade Secrets in the performance of his services for the Company and may disclose Trade Secrets to employees of the Company who need to know them in the performance of their services for the Company and who are bound by confidentiality agreements.

          13.2 Non-Solicitation. Employee will not for a period of one (1) year following the termination of his employment with the Company:

               (a) attempt to cause any person, corporation, partnership or other entity which is a customer of or has a contractual relationship with the Company at the time of the termination of his employment to terminate such relationship with the Company, and this provision shall apply regardless of whether such customer has a valid contractual arrangement with the Company;

               (b) attempt to cause any employee of the Company to leave such employment;


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               (c) engage any person who was an employee of the Company at the time of the termination of his employment or induce such person otherwise to become associated with the Employee or with any other person, corporation, partnership or other entity with which the Employee may thereafter become associated; or

               (d) engage in any activity or perform any services Directly Competitive (as defined in Section 3 herein) with any business conducted by the Company at the time of such termination.

          13.3 Non-Compete.

               (a) Employee agrees that for a period of one (1) year from the date Employee's employment with Company is terminated, Employee will not directly or indirectly engage (whether as an employee, consultant, proprietor, partner, director or otherwise) in, or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a "Restricted Business" in a "Restricted Territory" (as such terms are defined below); provided, however, that notwithstanding the foregoing, the Employee may own up to 1% of the outstanding equity securities of any company engaged in a Restricted business whose shares are listed on a national securities exchange or regularly quoted in an over-the-counter market by one or more members of a national or an affiliated securities association. This Section 13.3 shall not apply if the Employee's termination of employment with Company is due to (i) a breach by Company of the terms of this Agreement as adjudicated by a court of competent jurisdiction (except for a failure of Company to pay Employee's salary as provided in Section
4.1 above which, for purposes of this Section 13.3, will not require such adjudication) or (ii) a final adjudication of Company as bankrupt under any federal or state law.

               (b) For purposes of this Section 13.3, the following terms are defined:

                    (i) "Restricted Business" shall mean any and all business activity in which Company is engaged at the time of execution of this Employment Agreement.

                    (ii) "Restricted Territory" shall mean any county, regardless of the state, in which Company engages in a Restricted Business at the time Employee's employment with the Company terminates.

In the event Company fails to make any payment due to Employee hereunder, including any payment of Stock Compensation, the provisions of this Section 13.3 shall be null and void and of no further force or effect whatsoever.

          13.4 Remedies. Employee acknowledges that the violation of any of the provisions of this Section 13 will cause irreparable loss and harm to the Company which cannot be reasonably or adequately compensated by damages in an action at law, and, accordingly, that the Company will be entitled to request in accordance with state law injunctive and other equitable relief to prevent or cure any breach or threatened breach thereof, but no action for any such relief shall be deemed to waive the right of the Company to an action for damages.

          13.5 Survival of Covenants. The obligations of Employee and the rights of the Company under this agreement will remain in full force and effect regardless of the reason for or cause of the termination of Employee's employment.


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     14. Governing Law; Remedies

          14.1 This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Texas.

          14.2 Except as otherwise expressly provided in this Agreement, any dispute or claim arising under or with respect to this Agreement will be resolved by arbitration in San Antonio, Texas, in accordance with the Rules for the Resolution of Employment Disputes of the American Arbitration Association before a panel of three (3) arbitrators, one appointed by the Employee, one appointed by the Company, and the third appointed by said Association. The decision or award of a majority of the arbitrators shall be final and binding upon the parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction.

          14.3 Notwithstanding the provisions for arbitration contained in this Agreement, the Company will be entitled to injunctive and other equitable relief from the courts as provided in Sections 9.3, 12 and 13.4 and as the courts may otherwise determine appropriate; and the Employee agrees that it will not be a defense to any request for such relief that the Company has an adequate remedy at law. For purposes of any such proceeding, the Company and the Employee submit to the non-exclusive jurisdiction of the courts of the State of Texas and of the United States located in the State of Texas, and each agrees not to raise, and waives, any objection to or defense based on the venue of any such court or forum non conveniens.

          14.4 A court of competent jurisdiction, if it determines any provision of this Agreement to be unreasonable in scope, time or geography, is hereby authorized by the Employee and the Company to enforce the same in such narrower scope, shorter time or lesser geography as such court determines to be reasonable and proper under all the circumstances.

          14.5 The Company will also have such other legal remedies as may be appropriate under the circumstance including, but not limited to, recovery of damages occasioned by a breach. The Company's rights and remedies are cumulative and the exercise or enforcement of any one or more of them will not preclude the Company from exercising or enforcing any other right or remedy.

     15. Indemnity. To the extent permitted by law, the Company will indemnify the Employee against any claim or liability and will hold the Employee harmless from and pay any expenses (including, without limitation, legal fees and court costs), judgments, fines, penalties, settlements and other amounts arising out of or in connection with any act or omission of the Employee performed or made in good faith on behalf of the Company pursuant to this Agreement, except for any intentional unlawful or grossly negligent act or omission. The Company will not be obligated to pay the Employee's legal fees and related charges of counsel during any period that the Company furnishes, at its expense, counsel to defend the Employee; but any counsel furnished by the Company must be reasonably satisfactory to the Employee. The foregoing provisions will survive termination of the Employee's employment with the Company for any reason whatsoever and regardless of fault.

     16. Severability of Provisions. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, the remainder of this Agreement, and the application of such provision other than to the extent it is held invalid, will not be invalidated or affected thereby.


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     17. Waiver. No failure by Company or Employee to insist upon the strict performance of any term or condition of this Agreement or to exercise any right or remedy available to it will constitute a waiver. No breach or default of any provision of this Agreement will be waived, altered or modified, and the neither Company nor Employee may waive any of its rights, except by a written instrument executed by the party to be bound. No waiver of any breach or default will affect or alter any term or condition of this Agreement, and such term or condition will continue in full force and effect with respect to any other then existing or subsequent breach or default thereof.

     18. Miscellaneous.

          18.1 Amendment. This Agreement may be amended only by an instrument in writing signed by the Company and the Employee.

          18.2 Assignment. This Agreement shall be binding upon the parties and their respective successors and assigns. The Company may not, without the Employee's written consent (which consent shall not be unreasonably withheld), transfer or assign any of its rights and obligations under this Agreement. In the event Company, without Employee's prior written consent, transfers or assigns any of its or his rights or obligations under this Agreement, any such transfer or assignment or attempt thereat without such consent shall be null and void.

          18.3 Notice. All notices under or in connection with this Agreement shall be in writing and may be delivered personally or sent by mail, courier, fax, or other written means of communication to the parties at their addresses and fax numbers set forth below or to such other addresses and fax numbers as to which notice is given:

          if to the Company:  Connect Paging, Inc.
                              Attn: Ken Upcraft
                              6005 Delmonico Dr., Suite 140
                              Colorado Springs, CO 80919
                              Fax: (719) 260-6456

          if to the Employee:
                              ---------------------------

                              ---------------------------

                              ---------------------------
                              Fax: (  )__________________

With a copy to:               Elliott S. Cappuccio
                              J. Bradley Jones
                              Stumpf Craddock Massey & Pulman, P.C.
                              112 E. Pecan St. Suite 700
                              San Antonio, Texas 78205
                              Telephone: (210) 231-0919
                              Facsimile: (210) 231-0004

Notice will be deemed given on receipt.


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          18.4 Headings. Section headings are for purposes of convenient reference only and will not affect the meaning or interpretation of any provision of this Agreement.

          18.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes any and all prior agreements or understandings between them.




                            [Signatures on next page]
















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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the
Effective Date.


COMPANY                                                EMPLOYEE
CONNECT PAGING, INC.


BY: /S/  DOUGLAS O. MCKINNON                           /S/ BRANDON YOUNG
----------------------------                           -----------------
DOUGLAS O. MCKINNON, CHAIRMAN                          BRANDON YOUNG

















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